SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2006

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4400 Post Oak Pkwy, Suite 2700, Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

(713) 881-3600
(Registrant’s telephone number, including area code)

Item 4.02(a). Non-reliance on Previously Issued Financial Statements or a Related Audit Report of Completed Interim Review.

Adams Resources & Energy, Inc. (the “Company”) has determined that due to a clerical error, previously reported total revenues and total costs and expenses for the quarterly period ended September 30, 2005 were both overstated by approximately $157,610,000. Net earnings and earnings per share were not affected by this error. The affected revenues and costs involved physical crude oil movements involving third parties. Under the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 133 as amended by SFAS No. 137 and No. 138, the Company is required to report on a net basis, those sales and purchases of crude oil that do not qualify as “normal purchases and sales” under the accounting standards. In the course of assembling the data for netting purposes, a clerical summation error occurred whereby an insufficient amount of revenue was netted against purchases. As a result of this error in netting, the Company’s previously issued financial statements for the three and nine months ended September 30, 2005 should no longer be relied upon with respect to reported total revenues and costs.

On March 6, 2006, the Audit Committee of the Company’s Board of Directors concurred with the conclusion of management that existing unaudited consolidated financial statements for the quarterly period ended September 30, 2005 should be restated. Through the filing of an amended Form 10-Q, the Company will restate the previously issued unaudited consolidated financial statements for the quarterly period ended September 30, 2005 to correct the amount of previously reported total revenues and total costs and expenses.

The accounting error described above was detected by the Company’s accounting personnel in the course of preparing its financial statements for the fourth quarter of 2005. The determination to restate was approved by the Company’s Audit Committee upon the recommendation of senior management. The Company’s Audit Committee and management have discussed the matters described herein with the Company’s independent registered public accounting firm.

The accounting error caused no adverse effect on the Company’s previously reported operating income, net income, earnings per share, retained earnings of cash flows for the affected period which remained accurate as reported.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          ADAMS RESOURCES & ENERGY, INC.

Date: March 7, 2006                            By: /s/ Richard B. Abshire
                                   Richard B. Abshire
                                         Chief Financial Officer